Exhibit 4.4
Description of the Registrant’s Securities
Registered Pursuant to Section 12 of the
Securities Exchange Act of 1934

The following description sets forth certain material terms and provisions of our securities that are registered under Section 12 of the Securities Exchange Act of 1934, as amended. This description also contains summaries of relevant portions of the Maryland General Corporation Law, our articles of incorporation and our bylaws. The following summary of the material terms, rights and preferences of our securities does not purport to be complete and is subject to and qualified in its entirety by reference to our articles of incorporation and our bylaws, copies of which are incorporated by reference as exhibits to the Annual Report on Form 10-K of which this exhibit is a part, as well as the Maryland General Corporation Law. We encourage you to read the laws of the Maryland General Corporation Law, our articles of incorporation and our bylaws for additional information.
In this exhibit, references to “Sinclair,” “we,” “our” or “us” refer only to Sinclair, Inc. and not any of our current or future subsidiaries.
General
Our authorized capital stock consists of 500,000,000 shares of Class A Common Stock, par value $0.01 per share, 140,000,000 shares of Class B Common Stock, par value $0.01 per share, and 50,000,000 shares of preferred stock, par value $0.01 per share. As of February 26, 2024, we had 39,826,747 shares of Class A Common Stock outstanding, 23,775,056 shares of Class B Common Stock outstanding, and no shares of preferred stock outstanding. All issued and outstanding shares of common stock are duly authorized, validly issued, fully paid and nonassessable.

Class A Common Stock

Voting Rights
Each holder of our Class A common stock is entitled to one vote per share. The holders of all classes of common stock entitled to vote will vote together as a single class on all matters presented to the stockholders for their vote or approval, including the election of directors, except as otherwise required by Maryland General Corporation Law. There is no cumulative voting in the election of directors.

Dividends
Subject to the rights of our outstanding preferred stock, if any, which may be hereafter classified and issued, holders of Class A Common Stock are entitled to receive dividends, if any, as may be declared by our Board of Directors out of funds legally available therefor. All holders of our common stock shall have identical rights to receive any dividends or distributions, and no dividends or distributions shall be paid on any shares of Class A Common Stock unless the same is paid on all shares of our Common Stock.

Preemptive Rights
Holders of shares of our Class A Common Stock do not have any preemptive rights.

Redemption Rights
Our shares of Class A Common Stock are not subject to redemption by operation of a sinking fund or otherwise.

Conversion Rights
Our shares of Class A Common Stock are not convertible into any other security.

Liquidation Rights
In the event of any liquidation, dissolution, or winding up of Sinclair, after the payment of debts and liabilities and subject to the prior rights of the preferred stockholders, if any, and the rights of the holders of our Class B Common Stock, the holders of our Class A Common Stock are entitled to receive any of our assets available for distribution to our stockholders ratably in proportion to the number of shares held by them.

Transfer Agent and Registrar
The transfer agent and registrar for our Class A Common Stock is Equiniti Trust Company, LLC.

Listing
Our Class A Common Stock is listed on the NASDAQ Global Select Market under the symbol “SBGI.”

Certain Provisions of Maryland Law and Our Articles of Incorporation and Bylaws

Limitation of Liability of Directors and Officers.
Our bylaws also provide that each director shall perform his or her duties in good faith and with such care as an ordinarily prudent person in like position would use under similar circumstances. In performing his or her duties, each director shall be entitled to rely on information, opinions, reports or statements, including financial statements and other financial data, in which case prepared or presented by: (a) one or more officers or employees of ours whom the director reasonably believes to be reliable and competent in the matters presented; (b) counsel, certified public accountants or other persons as to matters which the director reasonably believes to be within such person's professional or expert competence; or (c) a committee of our Board of Directors that has been duly designated upon which such director does not serve as to matters within its designated authority, which committee such director reasonably believes to merit confidence. Our bylaws provide that a director shall not be considered to be acting in good faith if he or she has knowledge concerning the matter in question that would cause such reliance described above to be unwarranted. A director who performs his or her duties in compliance with the foregoing shall have no liability by reason of being or having been a director of ours.

Our articles of incorporation also contain a provision eliminating personal liability of a present or former director or officer to the Company or its stockholders for money damages.
Indemnification of Directors and Officers.
Our articles of incorporation and bylaws require us to indemnify our directors and officers to the fullest extent permitted by Maryland law. Under current Maryland law, we will indemnify (i) any director or officer who has been successful, on the merits or otherwise, in the defense of a proceeding to which he or she was made a party by reason of his or her service in that capacity, against reasonable expense incurred by him or her in connection with the proceeding and (ii) any present or former director or officer against any claim or liability unless it is established that (a) his or her act or omission was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty; (b) he or she actually received an improper personal benefit in money, property or services; or (c) in the case of a criminal proceeding, he or she had reasonable cause to believe that his or her act or omission was unlawful. In addition, our articles of incorporation and bylaws require us to pay or reimburse, in advance of the final disposition of a proceeding, expenses incurred by a director or officer to the fullest extent provided by Maryland law. Current Maryland law provides that we shall have received, before providing any such payment or reimbursement, (i) a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by us as authorized by Maryland law and our bylaws and (ii) a written undertaking by or on his or her behalf to repay the amount paid or reimbursed by us if it shall ultimately be determined that the standard of conduct was not met. Our articles of association and bylaws also permit our Board of Directors to provide indemnification, payment or reimbursement of expenses to any of our employees or agents in such capacity. Our articles of incorporation also provide that no amendment thereto may limit or eliminate this limitation of liability with respect to events occurring prior to the effective date of such amendment.

Meetings of Stockholders.
Our bylaws provide for an annual meeting of stockholders to elect individuals to the Board of Directors and transact such other business as may properly be brought before the meeting. Special meetings of stockholders may be called at any time by the Chairman of the Board of Directors, the President, a Vice President, the Secretary or any director of the Board of Directors upon the request in writing of the holders of a majority of all the votes entitled to be cast with regard to the business to be transacted at such special meeting and such request shall state the purpose of purposes of the special meeting. Business transacted at all special meetings of stockholders shall be confined to the purpose or purposes listed in the notice of such special meeting.

Voting as a Separate Class.
Under Maryland General Corporation Law, the holders of Common Stock are entitled to vote as a separate class with respect to any amendment of our articles of incorporation that would increase or decrease the aggregate number of authorized shares of the class, increase or decrease the par value of the shares of the class or modify or change the powers, preferences or special rights of the shares of the class so as to adversely affect the class.

Business Combinations.
Maryland General Corporation Law prohibits us from entering into “business combinations” and other corporate transactions unless special actions are taken. The business combinations that require these special actions include a merger, consolidation, share exchange, or, in certain circumstances, an asset transfer or issuance of equity securities when the combination is between us and an “interested stockholder” (as defined below). An interested stockholder is any person who beneficially owns 10% or more of the voting power of our shares; or any of our affiliates which beneficially owned 10% or more of the voting power of our shares within two years prior to the date in question.

We may not engage in a business combination with an interested stockholder or any of its affiliates for five years after the interested stockholder becomes an interested stockholder. We may engage in business combinations with an interested stockholder if at least five years have passed since the person became an interested stockholder, but only if the transaction is recommended by our Board of Directors and approved by at least 80% of our outstanding shares entitled to vote and two-thirds of our outstanding shares entitled to vote that are not held by the interested stockholder.

Stockholder approval will not be required if our stockholders receive a minimum price (as defined in the statute) for their shares and our stockholders receive cash or the same form of consideration as the interested stockholder paid for its shares.

This prohibition does not apply to business combinations involving us that are exempted by the Board of Directors before the interested stockholder becomes an interested stockholder. It is anticipated that our Board of Directors will exempt from the Maryland statute any business combination with the controlling stockholders, any present or future affiliate or associate of any of them, or any other person acting in concert or as a group with any of the foregoing persons.

 Control Share Acquisitions.
The Maryland General Corporation Law provides that “control shares” of a Maryland corporation acquired in a “control share acquisition” have no voting rights unless two-thirds of the stockholders (excluding shares owned by the acquirer, and by the officers and directors who are employees of the Maryland corporation) approve their voting rights.

“Control Shares” are shares that, if added with all other shares previously acquired, would entitle that person to vote, in electing the directors, 10% or more but less than one-third of such shares, one-third or more but less than a majority of such shares, or a majority of the outstanding shares. Control shares do not include shares the acquiring person is entitled to vote with stockholder approval. A “control share acquisition” means the acquisition of control shares, subject to certain exceptions.

If this provision becomes applicable to us, a person who has made or proposes to make a control share acquisition could, under certain circumstances, compel our Board of Directors to call a special meeting of stockholders to consider the voting rights of the control shares. We could also present the question at any stockholders’ meeting on our own.

If this provision becomes applicable to us, subject to certain conditions and limitations, we would be able to redeem any or all control shares. If voting rights for control shares were approved at a stockholders' meeting and the acquirer were entitled to vote a majority of the shares entitled to vote, all other stockholders could exercise appraisal rights and exchange their shares for a fair value as defined by statute.

The control share acquisition statute does not apply to shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction or to acquisitions approved or exempted by our articles of incorporation or bylaws.

Foreign Ownership
Under our articles of incorporation and in order to comply with rules and regulations administered by the Federal Communications Commission, or the FCC, we are not permitted to issue or transfer on our books any of our capital stock to or for the account of any non-U.S. Person (as defined below) if after giving effect to the issuance or transfer, the capital stock held by or for the account of any non-U.S. Person(s) would exceed, individually or in the aggregate, 25% of our capital stock at any time outstanding. Pursuant to our articles of incorporation, we will have the right to repurchase any shares of our capital stock owned beneficially by a non-U.S. Person or non-U.S. Persons at the fair market value to the extent necessary, in the judgment of the Board of Directors, to comply with the foregoing ownership restrictions. Our articles of incorporation also provides that no non-U.S. Person(s) shall be entitled to vote, direct or control the vote of more than 25% of the total voting power of all of the shares of our capital stock outstanding and entitled to vote at any time and from time to time.

Our articles of incorporation also provide that no non-U.S. Person shall be qualified to act as an officer of Sinclair at any time and that no more than 25% of the total number of directors of Sinclair at any time may be non-U.S. Persons. Our articles of incorporation give our Board of Directors all powers necessary to implement and administer the foregoing provisions.

For purposes of our articles of incorporation a non-U.S. Person is: (i) a person who is a citizen of a country other than the United States; (ii) any entity organized under the laws of a government other than the government of the United States or any state, territory, or possession of the United States; (iii) a government other than the government of the United States or of any state, territory, or possession of the United States; or (iv) a representative of, or an individual or entity controlled by, any of the foregoing.

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